Exhibit 99


                      PRE-APPROVAL POLICIES AND PROCEDURES

                                AS ADOPTED BY THE

                                AUDIT COMMITTEES
                                       OF
                           CAPSTONE SERIES FUND, INC.
                      CAPSTONE CHRISTIAN VALUES FUND, INC.
                CAPSTONE SOCIAL ETHICS AND RELIGIOUS VALUES FUND
                                (EACH, A "FUND")


The Sarbanes-Oxley Act of 2002 ("Act") and rules adopted by the Securities and Exchange Commission ("SEC") require that the Audit Committee of each Fund pre-approve all audit services and non-audit services provided to the Fund by its independent accountant ("Auditor").(1) The Act and such SEC rules also require that the Audit Committee of each Fund pre-approve all non-audit services provided by the Auditor to (i) the Fund's investment manager, (ii) the Fund's investment adviser, and (iii) any entity controlling, controlled by, or under common control with the investment manager or investment adviser that provides ongoing services to the Fund (entities in (i), (ii) and (iii), hereinafter "Service Affiliates")(2) if the engagement for such Service Affiliates relates directly to the operations and financial reporting of the Fund ("Covered Non-Audit Services").(3)

The following policies and procedures govern the ways in which the Audit Committee of each Fund will consider the pre-approval of audit and non-audit services that the Auditor provides to the Fund, and Covered Non-Audit services that the Auditor proposes to provide to Service Affiliates.(4) These policies and procedures do not apply in the case of audit services that the Auditor provides to Service Affiliates, nor do they apply to any services that an audit firm other than the Auditor provides to such entities.


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(1)   The term "Auditor," as used in these procedures, means the firm engaged to provide the Fund with services listed in Appendix A.

(2)   Service Affiliates are listed in Appendix D.

(3) Examples of types of non-audit services that may be provided to the Fund or a Service Affiliate are listed in Appendix B. NOTE THAT applicable law also prohibits the provision of certain services by the Auditor to entities in the "fund complex." The "fund complex" includes Service Affiliates and other entities. These prohibited services are listed in Appendix C. Fund Complex Entities are also listed in Appendix C.

(4) Unless otherwise indicated by the context, the term "non-audit services" herein includes non-audit services for the Fund as well as Covered Non-Audit Services for a Service Affiliate.

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These policies and procedures comply with applicable legal requirements for pre-approval, and also provide a mechanism by which management of the Funds and Service Affiliates may request and secure pre-approval of audit and non-audit services in an orderly manner with minimal disruption to normal business operations.

The following policies and procedures are adopted by the Audit Committee of each Fund.

A.    General

1. The Audit Committee must pre-approve all audit services and non-audit services that the Auditor provides to the Fund.

2. The Audit Committee must pre-approve any engagement of the Auditor to provide Covered Non-Audit Services to any Service Affiliate during the period of the Auditor's engagement to provide audit services to the Fund.

B.    Pre-Approval of Audit Services to the Fund

1. The Audit Committee shall approve the engagement of the Fund's Auditor for each fiscal year (the "Engagement"). The approval of the Engagement shall not be delegated to a Designated Member. (See Section D below.) In approving the Engagement, the Audit Committee shall obtain, review and consider information concerning the proposed Auditor sufficient to enable the Audit Committee to make a reasonable evaluation of the Auditor's qualifications and independence. The Audit Committee also shall consider the Auditor's proposed fees for the Engagement, in light of the scope and nature of the audit services that the Fund will receive.

2. The Audit Committee shall report to the Fund's board of directors ("Board") regarding its approval of the Engagement and of the proposed fees for the Engagement, and the basis for such approval.

3. Unless otherwise in accordance with applicable law, the Engagement, in any event, shall require that the Auditor be selected by the vote, cast in person, of a majority of the members of the Board who are not "interested persons" of the Fund (as defined in Section 2(a)(19) of the Investment Company Act of 1940) ("Independent Directors").

C. Pre-Approval of Non-Audit Services to the Fund and to Service Affiliates - by Types or Categories of Services

1. The Audit Committee may pre-approve the provision of types or categories of non-audit services for the Fund and Covered Non-Audit Services for its Service Affiliates pursuant to this Section C.

2. Annually, at such time as the Audit Committee considers the Engagement of the Auditor, management of the Fund and of the Service Affiliates, in consultation with the Auditor, shall provide to the Audit Committee, for its consideration and action, the following: (a) a list of those types of non-audit services, if any, that the Fund expects to request from the Auditor during the fiscal year; and (b) a list of those types of Covered Non-Audit Services that Service Affiliates expect to request from the Auditor during the fiscal year.


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3.    The lists submitted to the Audit Committee shall describe the types of non-audit services in reasonable detail and shall include an estimated budget (or budgeted range) of fees where possible and such other information as the Audit Committee may request.

4. Standard for Pre-Approval The Audit Committee, after appropriate consideration of such information as it deems relevant, may pre-approve a non-audit service that is not a prohibited service (see Appendix C) if it specifically finds that the provision of such service is consistent with, and will not impair, the ongoing independence of the Auditor. In connection with any such pre-approval, the Audit Committee may set such limits on fees and other conditions as it believes to be appropriate.

5. The Audit Committee's pre-approval of the types of non-audit services submitted pursuant to this Section C shall constitute authorization for management of the Fund to utilize the Auditor for the types of non-audit services so pre-approved, if needed or desired during the fiscal year, subject to such conditions as may have been set by the Audit Committee.

6. Fund management will distribute a list of the types of non-audit services pre-approved by the Audit Committee pursuant to this Section C to management of the Service Affiliates and the appropriate partners of the Auditor. Periodically, the Auditor will discuss with the Audit Committee those non-audit services that have been or are being provided pursuant to this Section C.

D. Pre-Approval of Non-Audit Services to the Fund and to Service Affiliates - Project-by-Project Basis

1. Non-audit services may be pre-approved on a project-by-project basis pursuant to this Section D, subject to the Standard for Pre-Approval in Section C.

2. The Audit Committee, from time to time, may, by resolution, designate one or more of its members who are Independent Directors (each a "Designated Member") to consider, on the Audit Committee's behalf, (i) any non-audit services proposed to be provided to the Fund that have not been pre-approved in accordance with these Procedures, (ii) any Covered Non-Audit Services proposed to be provided to any Service Affiliate, that have not been pre-approved in accordance with these Procedures and (iii) any proposed material change in the nature or cost of any non-audit service, including any Covered Non-Audit Service, previously approved. The authority delegated to the Designated Member shall be subject to such conditions as the Audit Committee may specify by resolution from time to time.

3. Management of the Fund or of the relevant Service Affiliate, in consultation with the Auditor, may submit either to the Audit Committee or to a Designated Member for its consideration and action, a pre-approval request identifying one or more non-audit service projects for the Fund or Covered Non-Audit Service projects for a Service Affiliate, as well as any material changes proposed in a service that has been pre-


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      approved. Any request so submitted shall describe the project or projects in reasonable detail and shall include an estimated budget (or budgeted range) of fees and such other information as the Audit Committee or Designated Member shall request. For any material change in the nature or cost of a pre-approved service, the request shall also describe reasons why the change is requested. The Audit Committee or Designated Member, as applicable, shall review the request subject to the Standard for Review in Section C.

4. The Audit Committee or Designated Member, as applicable, will review the requested non-audit service or proposed material change in such service in light of the Standard for Pre-Approval in Section C. If the review is by a Designated Member, such Designated Member will either:

      (a) pre-approve, pre-approve subject to conditions, or disapprove any such requested service, or any proposed material change in such service, whether to the Fund or to a Service Affiliate; or

      (b) refer such matter to the full Audit Committee for its consideration and action.

      In considering any requested non-audit service or proposed material change in such service, the Designated Member shall take into account any restrictions placed by the Audit Committee on his pre-approval authority.

5. The Designated Member's pre-approval (or pre-approval subject to conditions) of a requested non-audit service or proposed material change in service pursuant to this Section D shall constitute authorization for the management of the Fund or the Service Affiliate, as the case may be, to utilize the Auditor for the non-audit service so pre-approved. Any action by the Designated Member in approving a requested non-audit service shall be presented for ratification by the Audit Committee not later than at its next regularly scheduled meeting.

E.    Covered Non-Audit Services Provided to Covered Entities Pursuant to Waiver

      Note: It is generally expected that non-prohibited non-audit services, even when they do not involve significant fees, will be pre-approved in accordance with Section C or D.

1. The Act provides a limited exception to the requirement that non-audit services (that are not prohibited services) must be pre-approved. This exception is designed to prevent the disqualification of the Auditor due to a minor oversight and is to be used only rarely and only if each of the following conditions is satisfied:

      (a) The aggregate fees and costs of all non-audit services (including Covered Non-Audit Services) that, but for the limited exception provided by this Section E, would require pre-approval by the Audit Committee constitutes no more than five percent of the total fees and costs paid by the Fund and Service Affiliates to the Auditor during the fiscal year during which such non-audit services are provided;


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      (b)   At the time of the engagement for such services, the Fund did not recognize that the services were "non-audit services" that required pre-approval; and

      (c) Each such service is (i) brought promptly to the attention of the Audit Committee, (ii) is approved prior to the completion of the audit by the Audit Committee or a Designated Member, in accordance with the Standard for Pre-Approval set forth in Section C and (iii) is approved based upon a determination that the service is eligible for the waiver provided by this Section E.

F.    Amendment; Annual Review

1.    The Audit Committee may amend these procedures from time to time.

2. These procedures shall be reviewed periodically, as needed, by the Audit Committee.

G.    Recordkeeping

1. The Fund shall maintain a written record of all decisions made by the Audit Committee or by a Designated Member pursuant to these procedures, together with appropriate supporting material.

2. In connection with the approval of any non-audit service pursuant to the de minimis exception provided in Section E of these procedures, a record shall be made indicating that each of the conditions for this exception has been satisfied.

3. A copy of these Procedures and of any amendments to these Procedures shall be maintained and preserved permanently in an easily accessible place. The written records referred to in paragraph 1 and 2 of this Section G shall be maintained and preserved for six years from the end of the fiscal year in which the actions recorded were taken, for at least the first two years in an easily accessible location.


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                                                                      APPENDIX A


                                 AUDIT SERVICES


For purposes of these Procedures, "audit services" include the following activities:

1.    Annual audit of the Fund's financial statements and quarterly reviews.

2. Other procedures, including review of tax provisions, that need to be performed by the Auditor in order to provide an opinion on the Fund's financial statements, including tests performed to evaluate the Fund's internal control systems, review of information systems and procedures.

3. Preparation of the Auditor's report on the Fund's internal controls for financial reporting, and related procedures.

4. Services that generally only the Auditor can provide, such as consents, comfort letters, assistance with and review of documents filed with the SEC, and statutory audits.



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                                                                      APPENDIX B


                               NON-AUDIT SERVICES


For purposes of these Procedures, the following services are "non-audit services." If the services would be provided to a Covered Entity and the engagement would relate directly to the operations and financial reporting of the Fund, these services would be Covered Non-Audit Services and, if not prohibited, are subject to the pre-approval requirements of these Procedures.

Audit-Related Services (traditionally performed by the firm engaged as Auditor)

1.    Audit of an employee benefit plan.

2.    Due diligence procedures related to mergers and acquisitions.

3.    Review of internal controls.

4.    Consultations concerning financial accounting and reporting standards.

5. Testing services related to a fund's Auction Market Preferred Stock, as applicable.

Tax Services

1.    Tax compliance services, including preparation of tax returns.

2.    Tax planning and advice.

Other Non-Audit Services

1.    Advisory and consultation services.

2.    Other non-audit services not listed above.



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                                                                      APPENDIX C


                               PROHIBITED SERVICES


In considering whether to pre-approve a service, the Audit Committee should be aware that the Auditor is prohibited from providing certain services to any Fund Complex Entity, subject to limited exceptions noted below. Fund Complex Entities include:

      1.    The Fund, its investment manager and investment adviser;

      2. Any entity controlled by or controlling the Fund's investment manager or investment adviser, or any entity under common control with the Fund's investment manager or investment adviser if such entity (a) is an investment manager or investment adviser, or (b) is in the business of providing administrative, custodian, underwriting, or transfer agent services to any investment company or investment adviser; and

      3. Any investment company (including entities that would be investment companies but for the exclusions provided by Section 3(c) of the Investment Company Act of 1940) advised by the Fund's investment manager or investment adviser or by an entity in paragraph 2, above.

     Note: The term "investment adviser" for this purpose does not include a sub-adviser whose role is primarily portfolio management and that is subcontracted with or overseen by another investment adviser.

The following entities are "Fund Complex Entities:"

INVESTMENT ADVISER/ADMINISTRATOR/DISTRIBUTOR:
Capstone Asset Management Company
Capstone Asset Planning Company

FUNDS (INCLUDES ALL SERIES AND CLASSES):
Capstone Series Fund, Inc.
Capstone Christian Values Fund, Inc.
Capstone Social Ethics and Religious Values Fund

The following services may not be provided by the Fund's Auditor to a Fund Complex Entity, subject to the exceptions noted:

1. Bookkeeping or other services related to the accounting records or financial statements of a Fund Complex Entity, including;

      o     Maintaining or preparing the accounting records for a Fund Complex
            Entity;

      o Preparing a Fund Complex Entity's financial statements that are filed with the Securities Exchange Commission ("SEC"), or that form the basis that form the basis for such financial statements; or


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      o     Preparing or originating source date underlying a Fund Complex
            Entity's financial statements.

2. Financial information systems design and implementation, including:

      o Directly or indirectly operating, or supervising the operation of, a Fund Complex Entity's information system or managing a Fund Complex Entity's local area network.

      o Designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to a Fund Complex Entity's financial statements or other financial information systems taken as a whole.

3. Appraisal or valuation services, fairness opinions, or contribution-in-kind reports.

4. Actuarial services. This category includes any actuarially-oriented advisory service involving the determination of amounts recorded in a Fund Complex Entity's financial statements and related accounts. This prohibition does not apply to providing assistance to a Fund Complex Entity in understanding the methods, models, assumptions, and inputs used in computing an amount.

5. Internal audit outsourcing services. This category includes any internal audit service for a Fund Complex Entity that has been outsourced by the Fund Complex Entity that relates to the Fund Complex Entity's internal accounting controls, financial systems, or financial statements.

Exception: The foregoing services 1-5 may be provided if the Audit Committee reasonably concludes that the results of these services will not be subject to audit procedures during an audit of a Fund Complex Entity's financial statements.

6. Management functions. This category includes acting, temporarily or permanently, as a director, officer, or employee of a Fund Complex Entity, or performing any decision-making, supervisory, or ongoing monitoring function for a Fund Complex Entity.

7.    Human resources. Services in this category are:

      o searching for or seeking out prospective candidates for managerial, executive, or director positions;

      o engaging in psychological testing, or other formal testing or evaluation programs;

      o undertaking reference checks of prospective candidates for an executive or director position;

      o acting as a negotiator on behalf of a Fund Complex Entity, such as determining position, status or title, compensation, fringe benefits, or other conditions of employment; or


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      o     recommending, or advising a Fund Complex Entity to hire, a specific candidate for a specific job (except that the Fund's independent accountant may, upon request by a Fund Complex Entity, interview candidates and advise the Fund Complex Entity on the candidate's competence for financial accounting, administrative, or control positions).

8. Broker-dealer, investment adviser, or investment banking services. Services in this category are:

      o acting as a broker-dealer (registered or unregistered), promoter, or underwriter, on behalf of a Fund Complex Entity;

      o making investment decisions on behalf of a Fund Complex Entity, or otherwise having discretionary authority over an audit client's investments;

      o     executing a transaction to buy or sell an audit client's investment;
            or

      o having custody of assets of a Fund Complex Entity, such as taking temporary possession of securities purchased by a Fund Complex Entity.

9. Legal services. A prohibited legal service is any service to a Fund Complex Entity that, under circumstances in which the service is provided, could be provided only by someone licensed, admitted, or otherwise qualified to practice law in the jurisdiction in which the service is provided.

10. Expert services unrelated to the audit. This category includes providing an expert opinion or other expert service for a Fund Complex Entity, or a Fund Complex Entity's legal representative, for the purpose of advocating a Fund Complex Entity's interests in litigation or in a regulatory or administrative proceeding or investigation. This prohibition is not applicable to cases in which the Fund's independent accountant provides a factual account, including testimony, of work performed, or explains the positions taken or conclusions reached during the performance of any services provided by the accountant to a Fund Complex Entity.


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                                                                      APPENDIX D


                               SERVICE AFFILIATES


Any non-prohibited Covered Non-Audit Service provided to the following entities must be pre-approved as provided in these Procedures:

Capstone Asset Management Company
Capstone Asset Planning Company




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